Exhibit 10.1
HARMONIC INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) was originally made and entered into by and between Neven Haltmayer (the “Employee”) and Harmonic Inc. (the “Company”) on April 19, 2007, and amended on September 25, 2017 and March 20, 2018. Effective as of November 30, 2023, this Agreement is further amended and restated as set forth below.

RECITALS

A.It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change of Control, or other significant corporate transaction. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company or Video Transaction (as defined below).

B.The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control or Video Transaction for the benefit of its shareholders.

C.The Board believes that it is imperative to provide the Employee with certain severance benefits upon Employee’s termination of employment following a Change of Control or in connection with a Video Transaction, or certain benefits upon a Video Transaction, which provide the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control or Video Transaction.

D.Certain capitalized terms used in the Agreement are defined in Section 8 below.

The parties hereto agree as follows:
1.Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control or Video Transaction, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices or pursuant to other agreements with the Company.

3.Vesting Acceleration Upon Video Transaction. In the event that a Video Transaction occurs, and provided that the Employee remains employed with the Company in “Continuous Status as an Employee or Consultant” (as defined in the Harmonic Inc. 1995 Stock Plan) through the date of completion of the Video Transaction, fifty percent (50%) of the then-unvested and outstanding portion of the Employee’s restricted stock units (“RSUs”) covering shares of the Company’s common stock (“Shares”) will accelerate vesting. Such vesting acceleration shall be subject to the Employee entering into and not revoking a release of claims reasonably satisfactory to Harmonic Inc. (“Release”), which Release must become effective and irrevocable no later than sixty (60) days following the date of completion of the Video Transaction. Provided that the Release timely becomes effective and irrevocable, the RSUs will be settled, subject to Section 11 below, in accordance with Section 3 of the applicable award agreements governing the terms of the RSUs (the “RSU Agreements”).

4.Severance Benefits.

(a)Termination During Change of Control Period. If at any time upon or within eighteen (18) months following a Change of Control (the “Change of Control Period”), the Employee’s employment is terminated as a result of Involuntary Termination other than for Cause, then, subject to Section 6, the Employee shall be entitled to receive the following severance benefits:

(i)Severance Payment. A cash payment in an amount equal to one hundred percent (100%) of the Employee’s Annual Compensation (“Salary Severance”);

(ii)Bonus Payment. A cash payment in an amount equal to the greater of (i) one hundred percent (100%) of the established annual target bonus or (ii) the average of the actual bonus paid in each of the two prior years (“Bonus Severance”);

(iii)Continued Employee Benefits. One hundred percent (100%) Company-paid health, dental and life insurance coverage at the same level of coverage as was provided to such employee immediately prior to the termination of Employee’s employment with the Company (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the termination of Employee’s employment with the Company, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) one year from the date of the termination of Employee’s employment with the Company, or (ii) the date that the Employee and his dependents (as applicable) become covered under another employer’s group health, dental or life insurance plans. Any Company-Paid Coverage will be subject to the limitations set forth in Section 7;

(iv)Option, Restricted Stock, and Restricted Stock Unit Accelerated Vesting. One hundred percent (100%) of the unvested portion of any outstanding stock option, restricted stock or restricted stock units held by the Employee shall automatically be accelerated in full so as to become completely vested and all such outstanding stock options shall be exercisable for a period of one year after such termination (but in no event later than the option’s maximum term to expiration); and

(v)Outplacement Assistance. A cash payment in the amount of five thousand dollars ($5,000.00) for outplacement assistance to Employee (“Outplacement Benefits”).

(b)Termination During Video Transaction Period. If at any time during the Video Transaction Period, the Employee’s employment is terminated as a result of Involuntary Termination other than for Cause, then subject to Section 6, the Employee shall receive the following severance benefits from the Company:

(i)Severance Payment. The Salary Severance and the Bonus Severance;

(ii)Continued Employee Benefits. Company-Paid Coverage for the Employee and, if such coverage included the Employee’s dependents immediately prior to the termination of Employee’s employment with the Company, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) one year from the date of the termination of Employee’s employment with the Company, or (ii) the date that the Employee and his dependents (as applicable) become covered under another employer’s group health, dental or life insurance plans;

(iii)Option, Restricted Stock, and Restricted Stock Unit Accelerated Vesting. One hundred percent (100%) of the unvested portion of any then outstanding stock option, restricted stock or restricted stock units held by the Employee that was granted prior to the date of the Video Transaction (the “Pre-Transaction Awards”) shall automatically be accelerated in full so as to become completely vested and all such outstanding stock options shall be exercisable for a period of one year after such termination (but in no event later than the option’s maximum term to expiration). For purposes of clarity, any Involuntary Termination that occurs after the date of cessation of the Employee’s “Continuous Status as an Employee or Consultant” (as defined in the Harmonic Inc. 1995 Stock Plan) will not result in any vesting of any Pre-Transaction Awards pursuant to this Section 4(b)(iv); and

(iv)Outplacement Assistance. The Outplacement Benefits.

(c)Timing of Severance Payments. Any severance payment to which Employee is entitled that constitutes Salary Severance, Bonus Severance, and Outplacement Benefits shall be paid by the Company to the Employee (or to the Employee’s successors in interest pursuant to Section 9(b)) in cash and in full, not later than thirty (30) calendar days following the Termination Date (such thirtieth (30th) day, the “Separation Payment Date”), subject to any delay required under Section 11.

(d)Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

(e)Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability or such Employee’s employment is terminated due to the death of the Employee then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

(f)Termination Not During Change of Control Period or Video Transaction Period. In the event the Employee’s employment is terminated for any reason outside of both (i) the Change of Control Period and (ii) the Video Transaction Period, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefits plans and practices or pursuant to other agreements with the Company.

(g)Non-Duplication of Benefits for an Involuntary Termination During Overlapping Change of Control Period and Video Transaction Period. In the event that the Employee becomes entitled to severance benefits upon an Involuntary Termination that occurs on a date within both the Change of Control Period and Video Transaction Period, then any severance benefits to be paid under Section 4(a) will be reduced by the amount of any severance benefits to be paid under Section 4(b). Notwithstanding the foregoing, in the event that a Video Transaction occurs that also constitutes a Change of Control, the provisions of Section 4(b) shall apply, and the provisions of Section 4(a) shall not apply with respect to such Video Transaction. For purposes of clarity, the immediately preceding sentence does not prevent the Employee from becoming eligible for any severance benefits under Section 4(a) in the event of a Change of Control that occurs on a date after the date of the Video Transaction, in accordance with the terms of this Agreement.

5.Attorney Fees; Costs and Expenses. The Company shall promptly reimburse Employee, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by Employee to enforce his rights hereunder, regardless of the outcome of the action.

6.Limitation on Payments. The receipt of any severance benefits pursuant to Section 4 will be subject to Employee signing and not revoking a separation agreement and release of claims in a form acceptable to the Company on or before the deadline contained in such agreement (the “Separation and Release Agreement”). In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”) and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under Section 4 shall be either:

(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Accountants (as defined below) immediately prior to Change of Control, whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. Any reduction in payments and/or benefits required by this Section 6 will occur in the following order: (1) reduction of cash payments, and for clarity, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Employee, and for clarity, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for Employee’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event will the Employee have any discretion with respect to the ordering of payment reductions. Any good faith determinations of the Accountants made hereunder shall be final, binding, and conclusive upon the Company and the Employee. For purposes of this Section 6, “Accountants” shall mean a nationally recognized certified professional services firm selected by the Company.

7.COBRA Limitations. This Section 7 applies to any Company-Paid Coverage that constitutes health and/or dental coverage (the “Health Coverage”). If the Company determines in its sole discretion that it cannot provide any Health Coverage without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of such Health Coverage, subject to any delay required by Section 11 below, the Company will provide to the Employee a taxable monthly payment payable on the last day of a given month (except as provided by the last sentence in this Section 7), in an amount equal to the monthly premium under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), that would be required to continue coverage under the Company’s group health or dental care plans for the Employee and the Employee’s eligible dependents, as applicable, as in effect on the date of the Involuntary Termination, in each case, which amount will be based on the premium rates applicable for the first month of the Health Coverage for the Employee and any eligible dependents of the Employee (each, a “COBRA Replacement Payment”), and which COBRA Replacement Payments will be made regardless of whether the Employee elects COBRA continuation coverage and will end on the earlier of (a) the date upon which the Employee obtains other employment, or (b) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable Company-Paid Coverage period set forth in clause (i) of the Company-Paid Coverage (under Section 4(a)(iii) above), as applicable. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it also cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Employee will not receive the COBRA Replacement Payments or any further Health Coverage.

8.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)Annual Compensation. “Annual Compensation” means an amount equal to Employee’s Company base salary for the twelve months preceding (i) the Change of Control, in the case of any Salary Severance under Section 4(a), or (ii) the first day of the Video Transaction Period, in the case of any Salary Severance under Section 4(b).

(b)Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the

Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, and (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(c)Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iv)    The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(d)Disability. “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(e)Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, the significant reduction of the Employee’s duties, authority or responsibilities relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority or responsibilities; (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than twenty-five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any purported termination of the Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 9(a) below; or (viii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Employee. For avoidance of doubt, the transfer of the Employee’s employment to a successor described in Section 9(a) that assumes this Agreement, will not by itself constitute any Involuntary Termination. Further for avoidance of doubt, the recovery of compensation pursuant to the Company’s clawback policy will not be deemed to be an Involuntary Termination.

(f)Termination Date. “Termination Date” shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee’s employment is terminated by the Company for any other reason, the date on which a notice of termination is given, provided that if within thirty (30) days after the Company gives the Employee notice of termination, the Employee notifies the Company that a dispute exists concerning the termination or the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or (iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company.

(g)Video Transaction. “Video Transaction” shall mean, whether effected directly or indirectly, in one transaction or in a series or combination of transactions, the purchase or acquisition by, or the transfer to, a third party unaffiliated with Harmonic Inc., of all or substantially all of the assets, properties or businesses of either (i) the Company’s Video business operating segment (comprising the SaaS business (“SaaS Business”) and the appliance business) (together, the “Video Business”) or (ii) the SaaS Business, that occurs on or before December 31, 2024 (the “Video Transaction Deadline Date”). The determination of whether a Video Transaction has occurred shall be determined by Harmonic Inc.’s Board of Directors, in its sole discretion.

(h)Video Transaction Period. “Video Transaction Period” shall mean the period (x) beginning upon the date of completion of the Video Transaction and (y) ending on (and inclusive of) the date twelve (12) months thereafter.

9.Successors.

(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. Notwithstanding the foregoing, in the event that a Video Transaction occurs, the successor to all or substantially all of the assets of the Video Business or the SaaS Business shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include (i) if a Change of Control occurs, any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law, (ii) if a Video Transaction occurs, any successor to the assets of the Video Business or SaaS Business which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.Notice.

(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices directed shall be to the attention of its Secretary.

(b)Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

11.Section 409A.
(a)Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.
(b)Further, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Employee’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Employee’s death following Employee’s separation from service but prior to the six (6) month anniversary of Employee’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. To the extent required to be exempt from or comply with Section 409A, references to the Termination Date, termination of the Employee’s employment, or similar phrases used in this Agreement will mean the Employee’s “separation from service” within the meaning of Section 409A, provided that, for purposes of clarity, any payment pursuant to a Termination Date occurring in connection with a dispute described under Section 8(f)(ii), to the extent not paid by the time or times otherwise set forth in this Agreement, is intended to be paid in accordance with Treasury Regulation Section 1.409A-3(g). In no event will the Employee have any discretion to choose the Employee’s taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless the Employee for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
(c)Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of the Agreement. Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of the Agreement. For purposes of this subsection (c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Employee’s taxable year preceding Employee’s taxable year of Employee’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated. Any expenses incurred that are eligible for reimbursement under Section 5 will be reimbursed no later than the last day of the Employee’s taxable year following the taxable year in which such expense was incurred; any such expenses incurred during one taxable year of the Employee will not affect such expenses eligible for reimbursement in any other taxable year of the Employee; the reimbursement of such expenses will be payable only during the Employee’s lifetime; and the right to reimbursement of such expenses is not subject to liquidation or exchange for another benefit.
(d)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employee and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

12.Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement

13.Miscellaneous Provisions.

(a)No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

(d)Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of California and the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to choice of law principles.

(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY:		HARMONIC INC.

By:

	Title:	General Counsel, SVP HR and Corp. Secretary

Date:

EMPLOYEE:		Neven Halmayer

(signature)

Date: